Exhibit 10.3

                    RESIGNATION AGREEMENT AND GENERAL RELEASE

        This Resignation Agreement and General Release ("Agreement") is hereby made and entered into by and between Janet Langford Kelly ("Employee"), whose address is 9534 W. Gull Lake Drive, Richland, MI 49083, and Kellogg Company, a Delaware corporation ("Kellogg" or the "Company").

         WHEREAS, Employee has notified Kellogg that she has determined to resign her employment with Kellogg on September 1, 2003 (the "Departure Date");

         WHEREAS, the parties desire to set forth and clarify the terms under which Employee plans to and will terminate her employment with Kellogg;

         THEREFORE, in consideration of the mutual promises contained herein, the parties agree to the following:

1. Employee's Duties and Responsibilities. Employee agrees that from the date of this Agreement until the Departure Date, Employee shall (i) perform her regular duties and (ii) transition her work to her successor as reasonably requested by Kellogg. Employee's active employment with Kellogg shall terminate upon the Departure Date.

2. Consideration. In consideration for Employee entering into this Agreement, Kellogg agrees to provide Employee with the consideration described below

     (a). From the date of this Agreement through the Departure Date, Employee shall receive salary and benefits at current levels, provided that she and her eligible dependents remain eligible for benefits according to the terms of the relevant benefit plans, which may be altered, amended or terminated at any time. Kellogg reserves the right to amend, modify and/or terminate any of its benefit plans, and Employee shall be subject to any such changes; provided, however, Employee shall only be subject to any such changes that affect all similarly situated employees of Kellogg (e.g., all senior managers).

     (b). From and after the Departure Date, Employee will be placed on a leave of absence and Kellogg agrees to provide Employee the following compensation and benefits: (i) base pay at her current level of $480,600 per year until January 7, 2006, paid in accordance with Kellogg's then-current payroll practices, (ii) the following bonuses, each paid at the time and in the manner that bonuses are paid for active employees: (a) for 2003, Employee shall receive a bonus calculated using her target of 75% as modified by the application of an individual performance factor of 100% and the Company performance factor actually used by the Company in calculating 2003 bonuses for Corporate Center employees and (b) for each of 2004 and 2005, a bonus of 75% of annual base salary; (iii) within thirty (30) days of the Departure Date, that sum which is equivalent to all unused and accrued vacation of Employee as of the Departure Date and a lump sum payment of $150,000 as a relocation allowance; (iv) within sixty (60) days of the Departure Date, a lump sum payment of her account balance in the Kellogg Company Supplemental Savings and Investment Plan (Restoration
          Plan), and (v) on the earlier of the time 2003 bonus payments are paid to other senior executives of Kellogg and April 1, 2004, Employee's award under the 2001-2003 Executive Performance Plan calculated by adjusting the award opportunity previously communicated to Employee by the actual performance of Kellogg against the targets set therein, as though Employee were still actively employed by Kellogg at the time of the payment of such award. It is agreed that the salary and bonus paid hereunder will be considered "compensation" for the purposes of Employee's retirement plan with Kellogg, and that she will accordingly be entitled to have approximately 11 and 1/3 years of service used in calculating her final pension, which will be calculated and paid, commencing at age 55, as though Employee had remained actively employed by Kellogg until attaining age 55 and retired from Kellogg at that time. Employee will continue to vest in her stock options and restricted stock awards until January 7, 2006, notwithstanding anything to the contrary contained in any such agreement or award. Employee will be allowed to continue her participation in the following Employer-sponsored employee benefit programs to the extent they are provided to Kellogg employees and otherwise in accordance with the terms of the respective plan until January 7, 2006: medical, dental, prescription drug, life insurance and voluntary programs (including supplemental life insurance and long-term care). Employee will be able to continue such participation so long as such Employee
          (i) pays the monthly premium or contribution rate applicable to "active" employees, (ii) complies with the other terms of the respective plan, and (iii) complies with the terms of this Agreement and the Release of Claims. Thereafter, the Employee may be eligible for continuation coverage under any group health plan under the federal law known as "COBRA.." Kellogg shall provide Employee with outplacement assistance for the term and at the level customarily provided by Kellogg to senior executives of the Company. Kellogg shall continue Employee's participation in the Executive Financial Planning program at her current level of participation for the 2004 calendar year.

          Employee acknowledges and agrees that (i) usual and customary withholding for tax purposes will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law, and (ii) all tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee's responsibility.

     3. Continuation of Indemnification and Insurance. Kellogg shall continue to indemnify Employee in accordance with its By-Laws to the fullest extent permitted by law for her acts while an officer of the Company, and shall continue to provide coverage under Kellogg's Directors and Officers Insurance policy for such acts.

     4. Benefit Participation and No Other Compensation or Benefits Owing. Except as otherwise expressly provided herein, Employee acknowledges that after the Departure Date, Employee's participation will cease in all of the benefit plans of Kellogg. Employee further acknowledges that, except as expressly provided herein, Employee is not and will not be due any other compensation or benefits whatsoever from Kellogg. In addition, Kellogg shall have no further obligations of any other kind or nature to Employee (other than obligations under this Agreement and claims arising after the date Employee signs this Agreement, including a claim to enforce the terms of this Agreement). For avoidance of doubt, Employee shall have no rights in, and waives any benefit whatsoever under the Executive Performance Plan for performance years 2002-2004, 2003-2005 or any other performance years, and any relocation policy. Notwithstanding the foregoing, Employee will be entitled to receive benefits, including any right to exercise any conversion privileges, that are vested and accrued prior to the Effective Date pursuant to benefit plans and programs of Kellogg.

     5. No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by Kellogg, or any person(s) acting on its behalf.

     6. Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

     7. Non-Compete. In further consideration of the foregoing, Employee agrees that, for a period of two years beginning with the date of this Agreement (the "Restricted Period"), Employee shall not:

          (a) directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined), including, without limitation, General Mills, Kraft, PepsiCo, Malto Meal, Ralcorp, Nestle, Parmalat, Campbell's and Danone, other than the retail sale of Products through a restaurant or store, which shall not be prohibited hereby;

          (b) directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area, other than the retail sale of Products through a restaurant or store, which shall not be prohibited hereby.

               For purposes of this Paragraph, the term "Products" shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, frozen waffles, crispy marshmallow squares, cookies, crackers, ice cream cones, any other grain-based convenience food, fruit snacks or meat substitutes. For purposes of this Paragraph, the term "Geographic Area" shall mean any country in the world where Kellogg manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.

     8. Non-Solicitation. In further consideration of the foregoing, Employee agrees that, for a period of two years beginning with the date of this Agreement, Employee shall not, without the prior written consent of the General Counsel of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or, if such person resigned, was at any time during the previous year an officer, director, or employee of the Company (except pursuant to an advertisement of general solicitation not directed at such parties). For avoidance of doubt, the parties acknowledge that Employee shall not be deemed to "employ" any person unless Employee is involved or has otherwise provided input into the decision to hire such individual. For example, if Employee is a senior executive of a company, and that company hires an employee of Kellogg without employee's involvement or input, Employee will not be deemed to have "employed" such person.

     9. Non-Disparagement. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation of the Company or its Senior Executives (as defined below). The Company agrees that neither it nor any of its Senior Executives shall engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation of Employee. The Company agrees to promptly inform, in writing, each of the Senior Executives of his or her obligations under this Section 9. "Senior Executives" means Carlos Gutierrez, David Mackay, Alan Harris, King Pouw, John Bryant, Larry Pilon, Celeste Clark, Gary Pilnick, Jeff Montie, Brad Davidson and Kevin Smith. For the purposes of this Section, the actions of the Company shall be those taken by or at the direction of any officer of the Kellogg Company.

     10. Employment Status. Employee understands and agrees that (i) Employee's active employment with the Company ends effective the Departure Date; and (ii) the Company has no obligation to reinstate, rehire, reemploy, recall, or hire Employee in the future.

     11. Disclosure of Any Material Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to Kellogg any information in Employee's possession concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee knows is, or should reasonably have known to be, unlawful or a material violation of any written Company policy applicable to Employee.

     12. Return of Property. Employee agrees to return to the Company, no later than the Departure Date, all property of the Company, regardless of the type or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Employee came to possess or otherwise acquired as a result of and/or in connection with Employee's employment with the Company; provided, however, that Employee may retain the computer and fax machine installed at her home until January 7, 2006, at which time she may elect to purchase such equipment from Kellogg at its book value on such date or return it to the Company; and provided, further, that Employee may retain copies of documents generated by her for use as forms in the future so long as she complies with Section 15 hereof. Should Employee later find any Company property in Employee's possession, Employee agrees to immediately return it. Employee further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.

     13. Non-Admission of Liability. Employee understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees. For avoidance of doubt, nothing in this Agreement is intended to allow any past, present or future employee of the Company to use this Agreement as precedent in future dealings with the Company.

     14. Releases, Representations and Covenants. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Employee, for Employee and for any person who may claim by or through Employee, irrevocably (except with respect to Paragraph 20 below) and unconditionally releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that Employee had, has or may have, relating to Employee's employment with and/or termination from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (c), below), accruing prior to the date of this Agreement. Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding against the Company brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class, in each case with respect to any such claims or causes of action arising prior to the date of this Agreement.

          (a). No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, as of the date Employee signs this Agreement, Employee has no charges, claims or lawsuits of any kind pending against the Company or any of its subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that would fall within the scope of the Release set forth in this Paragraph 14. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to seek and obtain immediate dismissal with prejudice and provide written confirmation immediately (i.e., court order, and/or agency determination) as a condition precedent to the Kellogg's obligations under this Agreement on and after the date Employee signs this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement).

          (b). Covenant Not to Sue. Subject to (c) below, to the maximum extent permitted by law, Employee agrees not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the Company based upon the claims released in this Paragraph 14 (the provisions set forth in Paragraph 14(a) and (b) are collectively referred to herein as the "Release").

          (c). Exclusion for Certain Claims. Notwithstanding the foregoing, Kellogg and Employee agree that the Release shall not apply to any claims arising on and after the date Employee signs this Agreement, nor shall anything herein prevent Employee or the Company from instituting any action to enforce the terms of this Agreement. In addition, Employee and Kellogg agree that nothing herein shall be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits.

     15. Preservation of Company Confidential Information. Employee agrees that she shall not (without first obtaining the prior written consent in each instance from Kellogg) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information (other than information that currently is public or is made public (except in the case of Employee's disclosure)) regarding the Company, including, by way of example only, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company

     16. Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company involving events that occurred during Employee's employment with the Company. Employee agrees to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses and, if approved in advance by the General Counsel of Kellogg (such approval not to be unreasonably withheld), reasonable attorney's fees incurred as a result of such cooperation.

     17.  General.

          (a). Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

          (b). Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of Employee and Kellogg, and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor of Kellogg (including by operation of law) or acquiror of substantially all of Kellogg's assets (as such term is defined by Delaware law), but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Employee or Kellogg.

          (c). Controlling Law and Venue. Employee agrees that, except as provided in Section 17(b), the laws of the State of Michigan shall govern this Agreement. Employee also agrees that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach of thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

          (d) Attorneys Fees. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses that Employee may reasonably incur in order to enforce any provision of this Agreement, provided that Employee shall reimburse the Company for such amounts in the event that Employee does not substantially prevail on the merits in any such action.

          (e). Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by either party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

          (f). Notices. All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

                To Kellogg:      Kellogg Company
                                 One Kellogg Square
                                 P.O. Box 3599
                                 Battle Creek, MI  49016

                                 Attention: General Counsel

                                 With a copy to:

                                 Kellogg Company
                                 One Kellogg Square
                                 P.O. Box 3599
                                 Battle Creek, MI  49016

                                 Attention:    Vice President-Chief Counsel,
                                 Employment and Labor

      To Employee: At the address set forth in the preamble of this Agreement.

     18. Entire Agreement/Amendment. Employee agrees that this Agreement, together with Employee's stock option and restricted stock agreements with the Company, constitute the entire agreement between Employee and Kellogg, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to Employee's employment with the Company and termination therefrom. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the General Counsel or Deputy General Counsel of Kellogg.

     19. Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement; has been given a period of at least twenty-one (21) days to consider this Agreement; understands its meaning and application; and is signing of Employee's own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of twenty-one (21) days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.

     20. Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven (7) days following the date Employee signs this Agreement. Notice of revocation shall be made in writing addressed to Kellogg in accordance with Paragraph 17(f) above. Such revocation must be received by Kellogg by the close of business of the first day following the end of the seven (7) day revocation period. This Agreement shall not become effective until after the time period for revocation has expired.

     IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement as of the dates provided below.

EMPLOYEE                                    KELLOGG COMPANY

/s/ Janet Langford Kelly                           /s/ Carlos M. Gutierrez
__________________________                  By:  ___________________________

Date: 8/25/03                               Date:  8/25/03